Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:

Anna Cordasco/Alex Eule

Citigate Sard Verbinnen

(212) 687-8080

CITADEL BROADCASTING ANNOUNCES PRICING OF
PUBLIC OFFERING OF 28 MILLION SHARES OF COMMON STOCK

NEW YORK, February 11, 2004 — Citadel Broadcasting Corporation (NYSE:CDL) announced today the pricing of its public offering of 28,000,000 shares of its common stock at $19.00 per share.  8,000,000 of these are newly issued shares offered by the Company and 20,000,000 of these are shares offered by certain of the Company’s stockholders, including affiliates of Forstmann Little & Co.  In addition, the Company has granted the underwriters an over-allotment option to purchase up to an additional 4,200,000 shares from the Company.

The offering of the Company’s common stock is expected to close on Wednesday, February 18, 2004.  The Company expects its net proceeds from this offering to be approximately $145.2 million and its net proceeds from the concurrent private placement of 1.875% convertible subordinated notes due 2011 to be approximately $292.4 million.  The Company intends to use all of its net proceeds from this offering and the concurrent notes offering to redeem all or a portion of its outstanding 6% subordinated debentures.  The Company will not receive any proceeds from the shares sold by the selling stockholders.

The offering is being managed by Credit Suisse First Boston LLC, Goldman, Sachs & Co., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co., J.P. Morgan Securities Inc., UBS Securities LLC and Wachovia Capital Markets, LLC.  When available, copies of the final prospectus relating to this offering may be obtained from Credit Suisse First Boston LLC, 11 Madison Avenue, New York, NY 10010, Attention: Prospectus Department, (212) 325-2580.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Citadel Broadcasting Corporation is a pure play radio broadcaster focused on acquiring, developing and operating radio stations throughout the United States. The Company owns and operates 145 FM and 58 AM radio stations in 43 markets located in 24 states across the country. Citadel was acquired by affiliates of Forstmann Little & Co. in June 2001.

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Forward-Looking Statements

The matters discussed in this press release include “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, as amended. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including the uncertainty regarding the Company’s ability to consummate a public offering for market reasons or any other reason; changes in federal government (or other applicable) communications laws, regulations and policies; the Company’s ability to attract and retain qualified personnel; undertaking acquisitions that might increase the Company’s costs or liabilities or be disruptive; integration of acquisitions; and changes in the general economic and business conditions. For more information concerning these risks and uncertainties, see the risk factors set forth in the Company’s reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.